Exhibit 23.2

Date	: 19th April 2023	Please reply to	: Kelvin Chan / Aron Wong
Our Ref	: FHC/KC/ARW/16125/02/23	Direct Tel	: (852) 2218 0999 / 2162 9268
Your Ref	:	E-mail	: kelvinchan@ li-partners.com /
aronwong@li-partners.com

U.S. Securities and Exchange Commission

Division of Corporation Finance

Office of Trade and Services

100 F Street, N.E.

Washington, DC 20549

Attn:	Ta Tanisha Meadows /
Theresa Brillant /
Taylor Beech /
Jennifer López Molina

Re:	BSM International, Inc. Amendment No. 1 Registration Statement on Form S-1 Filed March 1, 2023 File No. 333-269170

Dear Sir and Madam:

We hereby authorize the filing of this consent as an exhibit to the Registration Statement and to the reference to our firm on the cover page and under the headings “Prospectus Summary” and “Risk Factors” of the Registration Statement. For the avoidance of doubt, the comments on China's legal environment in the corresponding chapters do not represent our opinions. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the Rules and Regulations of the Commission thereunder.

Yours faithfully,

/s/ Li & Partners

April 19, 2023

Partners
Li Weibin #☆	Yeung Man Sing ☆~	Kelvin K.Y. Chan *
Edmund M.H. Chong	Stephen W.S. Hung	Catherine L.M. Mun #☆~^
Andrew S.K. Yim	Liam H.L. Chu	David Z.C. Yang
# China Appointed Attesting Officer│☆ CIETAC Arbitrator │ ~ Accredited Mediator │ * Notary Public │ ^ Solicitor Advocate